Exhibit 99.1

FOR IMMEDIATE RELEASE

REV Group Announces Kathleen M. Steele as New Independent Board Member

BROOKFIELD, Wis – Jan. 10, 2024 – REV Group, Inc. (NYSE:REVG), a leading manufacturer of specialty vehicles, announced today that Kathleen M. Steele has been appointed as an independent member of its Board of Directors, effective immediately. Steele’s appointment is in anticipation of Donn Viola’s retirement at this year’s Annual Meeting of Stockholders in February.

Steele is currently an advisor to Equity Group Investments (EGI), a Chicago based private investment firm she joined in July 2000, and at which she most recently served as a managing director through June 2023. Prior to joining EGI in 2000, she worked in the investment banking division of Merrill Lynch.

Steele currently serves on the Board of EagleRidge Energy, an oil and gas development and production company, and on the Investment Committee of Pohlad Investment Management.

“On behalf of REV Group’s Board of Directors, I am pleased to welcome Kathleen to the Board, and thank Donn for his many years of dedication, advice and service,” said Board Chair Paul Bamatter. “As a new member, Kathleen brings extensive investment management and financial leadership expertise to the company. We believe her broad experience will help drive value creation for REV Group.”

Steele graduated Phi Beta Kappa from Dartmouth College with a bachelor’s degree in economics and mathematics, magna cum laude. Currently, Steele chairs the Finance Committee and is a member of the Board of Trustees of Scared Heart Schools Chicago and sits on the leadership council of A Better Chicago, a venture philanthropy fund focused on improving educational opportunities for low-income students in Chicago.

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About REV Group, Inc.

REV Group companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services, which serve a diversified customer base, primarily in the United States, through three segments: Fire & Emergency, Commercial, and Recreation. They provide customized vehicle solutions for applications, including essential needs for public services (ambulances, fire apparatus, school buses, and transit buses), commercial infrastructure (terminal trucks and industrial sweepers), and consumer leisure (recreational vehicles). REV Group's diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of REV Group's brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

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Drew Konop
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